Exhibit 8.1

May 15, 2013

Rose Rock Midstream, L.P.

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

Ladies and Gentlemen:

We have acted as counsel to Rose Rock Midstream, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2013, relating to the offering and sale (the “Offering”), from time to time, of (i) common units representing limited partner interests in the Partnership (the “Units”) by the Partnership, (ii) debt securities of the Partnership or of the Partnership and Rose Rock Finance Corporation, and (iii) Units to be offered and sold by the selling unitholders named therein.

The discussion set forth under the caption “Material Federal Income Tax Consequences” in the Registration Statement, subject to the qualifications and assumptions stated therein and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

Rose Rock Midstream, L.P.

May 15, 2013

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, as amended, or under the rules and regulations of the SEC relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,

/s/ Andrews Kurth LLP